Steben & Company, Inc.	240.631.7600 T
9711 Washingtonian Blvd., Suite 400	240.631.9595 F
Gaithersburg, MD 20878	www.steben.com

January 11, 2018

Mr. Robert F. Telewicz, Jr.

Accounting Branch Chief

Office of Real Estate and Commodities

Division of Corporate Finance

United States Securities and Exchange Commission

Washington, DC 20549

Re:	Futures Portfolio Fund, Limited Partnership
Form 10-K for the fiscal year ended December 31, 2016
Filed March 24, 2017
File No. 000-50728

Form 10-Q for the quarterly period ended September 30, 2017
Filed November 13, 2017
File No. 000-50728

Dear Mr. Telewicz:

In response to your letter dated December 22, 2017, in which you noted that we identified the wrong periodic report in paragraph 1 of the certification in Exhibit 31.01, we filed an amended Form 10-Q for the period ended September 30, 2017 on December 28, 2017 with the corrected certification.

Please let me know if you have any further questions or comments.

Best Regards,

/s/ Carl A. Serger

Carl A. Serger

Chief Financial Officer

Steben & Company, Inc., general partner of

Futures Portfolio Fund, Limited Partnership

Member FINRA, NFA